Exhibit 23.1

Consent of Independent Public Accounting Firm

We consent to the use of our report dated October 28, 2008 for Industrial Lift Truck and Equipment Co., Inc. with respect to the financial statements of Industrial Lift Truck and Equipment Co., Inc. included in Form 8-K/A as of and for the year ended December 31, 2007, filed with the Securities and Exchange Commission on or about December 3, 2008.

/s/ Postlethwaite & Netterville, APAC

Metairie, Louisiana

December 3, 2008